Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Nos. 33-20981 and 33-88962 filed on Form S-8 and Nos. 333-111237, 333-112100 and 333-128813 filed on Form S-3 of Comstock Resources, Inc. and the related Prospectuses of our reports dated February 28, 2008 with respect to the consolidated financial statements of Comstock Resources, Inc. and the effectiveness of internal control over financial reporting of Comstock Resources, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

Dallas, Texas
February 28, 2008